SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

Filed by the Registrant / X /

Filed by a Party other than the Registrant /   /

Check the appropriate box:

/   / Preliminary Proxy Statement

/   / Confidential. For Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))

/ X / Definitive Proxy Statement

/   / Definitive Additional Materials

/   / Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                        Ramtron International Corporation
------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ x / No fee required.

/   / Fee computed on table below per Exchange Act Rule 14-6(i)(4) and 0-11

      1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------
      2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------

      4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------

      5)  Total fee paid:

          ---------------------------------------------------------------

/   /  Fee paid previously with preliminary materials.

/   / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

        --------------------------------------------
    2)  Form, Schedule or Registration Statement No.:

        --------------------------------------------
    3)  Filing Party:

        --------------------------------------------
    4)  Date Filed:

        --------------------------------------------

                      RAMTRON INTERNATIONAL CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               May 29, 1997


NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Annual Meeting") of Ramtron International Corporation, a Delaware corporation (the "Company"), will be held on May 29, 1997, at 10:30 a.m., Mountain Standard Time, at the Red Lion Hotel, 1775 East Cheyenne Mountain Boulevard, Colorado Springs, Colorado 80906, for the following purposes, each as more fully described in the attached Proxy Statement:

1. To elect seven directors. The names of the nominees intended to be presented for election are: L. David Sikes, William G. Howard, Greg B. Jones, George J. Stathakis, William G. Tull, L.T. Womack and Michael L. Rothschild.

2. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1997.

3. To transact other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only record holders of Common Stock at the close of business on April 7, 1997, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, in order to ensure your representation at the Annual Meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy.

                                            By Order of the Board of Directors

                                            /S/ Richard L. Mohr
                                            -------------------
                                            Richard L. Mohr
                                            Secretary
Colorado Springs, Colorado
April 21, 1997

                        RAMTRON INTERNATIONAL CORPORATION

                                 PROXY STATEMENT

                  INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited by and on behalf of the Board of Directors of Ramtron International Corporation, a Delaware corporation ("Ramtron" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 29, 1997, at 10:30 a.m., Mountain Standard Time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Red Lion Hotel, 1775 East Cheyenne Mountain Boulevard, Colorado Springs, Colorado 80906.

These proxy solicitation materials were first mailed on or about April 21, 1997 to all stockholders entitled to vote at the Annual Meeting.

Only stockholders of record at the close of business on April 7, 1997 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 36,996,742 shares of Common Stock were issued and outstanding.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

The Company's principal place of business is 1850 Ramtron Drive, Colorado Springs, Colorado 80921.

VOTING AND SOLICITATION

On all matters, each share of Common Stock has one vote. The affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required for the approval of matters submitted to the stockholders for a vote. Abstentions are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast." Broker non-votes are counted as shares that are present and entitled to vote for purposes of determining a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for purposes of determining the presence of a quorum but will not be treated as present and entitled to vote with respect to that matter (even though such shares are considered present and entitled to vote for quorum purposes and may be entitled to vote on other matters).

The costs of this solicitation will be borne by the Company. The Company has retained the services of Corporate Investor Communications, Inc. to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated cost of such services is $1,500 plus out-of-pocket expenses. Although there are no formal agreements to do so, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may be solicited personally or by telephone or telegram by certain of the Company's directors, officers and regular employees, without additional compensation.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders of the Company which are intended to be presented by such stockholders at the next annual meeting of stockholders of the Company to be held after the Annual Meeting must be received by the Company no later than December 15, 1997 in order that they may be included in the proxy statement and form of proxy relating to that annual meeting. It is recommended that stockholders submitting proposals direct them to the Secretary of the Company by certified mail, return receipt requested, in order to ensure timely delivery. No such proposals were received with respect to the Annual Meeting scheduled for May 29, 1997.

                    PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES

A board of seven directors will be elected at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for the seven nominees named below, all of whom are currently directors of the Company. It is not expected that any nominee will be unable or will decline to serve as a director. If, however, any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below and not for a greater number of persons than the number of nominees listed below. The term of office of each person elected as a director at the Annual Meeting will continue until the next annual meeting of stockholders and such time as his successor is duly elected and qualified or until his earlier resignation, removal or death.

The names of the nominees, who constitute all of the current directors, and certain information about them, are set forth below:

Name                    Age               Position(s) with the Company
----                    ---               ----------------------------
L. David Sikes          55                Chairman of the Board and
                                            Chief Executive Officer
Greg B. Jones           49                Director, President and
                                            Chief Operating Officer
William G. Howard       55                Director
George J. Stathakis     66                Director
William G. Tull         68                Director
L. T. Womack            67                Director
Michael L. Rothschild   44                Director

In July 1995, the Company entered into a debt conversion agreement (the "1995 Debt Conversion Agreement") with the National Electrical Benefit Fund (the "Fund"); Oren L. Benton and the bankruptcy estates of Oren L. Benton, Energy Fuels Exploration Co. and Nuexco Trading Corporation; BEA Associates, Inc. ("BEA"); Nordostschweizerische Kraftwerke AG ("NOK"); Kernkraftwerk Gosgen-Daniken AG ("KKG") and Kernkraftwerk Leibstadt AG ("KKL"). Pursuant to the 1995 Debt Conversion Agreement, Mr. Benton, the Fund, BEA and the Company have agreed that for as long as any of Mr. Benton, the Fund or BEA beneficially owns 5% or more of the issued and outstanding shares of the Company's Common Stock, the Company and the other two of such stockholders will use their best efforts to cause a designee of each such 5% stockholder to serve on the Company's Board of Directors. The Company has also agreed pursuant to a March 1989 Stock and Warrant Purchase Agreement between the Company and the Fund that for as long as the Fund owns 5% or more of the issued and outstanding shares of the Company's Common Stock, the Company will use its best efforts to cause one individual designated by the Fund to serve on the Company's Board of Directors.

William G. Tull and Michael L. Rothschild are the Fund's and BEA's current designees, respectively, on the Board of Directors. As of April 7, 1997, Mr. Benton had not designated a representative to serve on the Company's Board of Directors. In the event that Mr. Benton designates a representative to serve on the Company's Board of Directors, after the Annual Meeting, the designee shall be submitted to the Board of Directors for appointment to serve as a director of the Company until the next annual meeting of the Company's stockholders and such time as his or her successor is duly elected and qualified or until his or her earlier resignation, removal or death. The number of directors authorized to serve on the Board of Directors will have to be increased from seven to eight by the affirmative vote of a majority of the Board to accommodate the appointment of a designee of Mr. Benton.

In a December 1991 agreement between Messrs. Benton and Stathakis, Mr. Benton agreed to use his best efforts to elect Mr. Stathakis to the Company's Board of Directors through September 1997.

Mr. Sikes became the Company's Chairman of the Board and Chief Executive Officer in April 1995 and has been a director of the Company since September 1992. Prior to becoming Chairman of the Board and Chief Executive Officer, Mr. Sikes was the Company's President and Chief Operating Officer from July 1992 until January 1995, at which time he left the Company and joined Micro Component Technology Inc., a semiconductor equipment manufacturer, as Chairman, President and Chief Executive Officer from January 1995 until April 1995. Prior to joining Ramtron, Mr. Sikes was President and Chief Executive Officer of ASM America, Inc. ("ASM America"), a semiconductor equipment company, from January 1991 until June 1992, and Executive Vice President and General Manager of ASM Epitaxy, a semiconductor equipment manufacturer, from February 1989 until December 1990. Prior to his tenure with ASM Epitaxy,
Mr. Sikes spent 18 years with Motorola, Inc. ("Motorola") in various management and executive positions including Vice President and Director of Semiconductor Research and Development Lab. His experience also includes several management and engineering roles with Eastman Kodak and National Semiconductor Corporation. Mr. Sikes received his Bachelor of Science degree in Electrical Engineering from Massachusetts Institute of Technology.

Mr. Jones became a director of the Company and the Company's President and Chief Operating Officer in February 1995. Prior to becoming President and Chief Operating Officer, Mr. Jones was Ramtron's Chief of Administration from January 1995 until February 1995. Prior to joining Ramtron, Mr. Jones was Marketing Director at Concord Services, Inc., a company owned by Mr. Benton, from November 1993 until January 1995. From August 1990 until November 1993, Mr. Jones served as Director of Vertical Reactors at ASM America. Prior to his work with ASM America, Mr. Jones held a variety of management positions in sales, marketing, corporate planning and project management. He holds a Master of Science in Management Sciences from Stanford University and a Bachelor of Science in Engineering from the U.S. Naval Academy, Annapolis.

Dr. Howard became a director of the Company in July 1994. Since September 1990, Dr. Howard has been an independent engineering consultant to various entities, including SEMETECH, the Semiconductor Industry Association and VLSI Technology. From October 1987 until December 1990, he served as a Senior Fellow at the National Academy of Engineering while on leave from Motorola. From 1969 to 1990, Dr. Howard was employed by Motorola in its integrated circuits operations where he most recently served as Corporate Senior Vice President and Director of Research and Development. Dr. Howard is a member of the National Academy of Engineering and a fellow of the Institute of Electrical Engineers and of the American Association for the Advancement of Science. Dr. Howard is also a director of BEI Electronics, Inc., a manufacturer of electronic sensors and military and medical equipment, Credence Systems, Inc., a manufacturer of electronic test equipment, VLSI Technology, Inc., a manufacturer of integrated circuits, and Xilinx, Inc., a manufacturer of integrated circuits.

Mr. Stathakis has been a director of the Company since March 1990.
Mr. Stathakis also served as Chairman of the Board and Chief Executive Officer of the Company from March 1990 until June 1994 and, in an interim capacity, from February 1995 until April 1995. From 1986 until 1989, Mr. Stathakis served as Chairman of the Board and Chief Executive Officer of International Capital Corporation, a subsidiary of American Express. Prior to his involvement in international investment banking, Mr. Stathakis retired from General Electric Corporation ("GE") after having spent 32 years in management and executive positions. In 1971, he was appointed Vice President of GE and General Manager of the Nuclear Energy Division. His responsibilities included technology research and development, engineering design, manufacturing, construction and marketing, as well as strategic business planning and investments for an organization of approximately 10,000 people. In 1977, he was appointed General Manager of GE's International Trading Operations, an organization of approximately 35,000 people. Mr. Stathakis founded the General Electric Trading Company in 1982 and was appointed its first President and Chief Executive Officer. The General Electric Trading Company was instrumental in developing export opportunities for countertrade and barter. Mr. Stathakis graduated from the University of California at Berkeley with Bachelor of Science and Master of Science degrees in engineering. In 1985, Mr. Stathakis was appointed by President Reagan as a member of the President's Export Council, and he served on such Council until 1987. He is also a director of Calpine, a company whose principal business is electric power production.

Mr. Tull has been a director of the Company since January 1991 when the Fund selected him to serve as its designee on the Company's Board of Directors. Since January 1990, he has been an independent financial advisor and has provided such services to the Fund since June 1990. From December 1988 to December 1989, Mr. Tull was Chairman of the Board of Security Trust Company, N.A., based in Washington D.C., and from April 1985 to January 1990, Mr. Tull was President of American Security Bank, N.A., based in Washington D.C.

Mr. Womack has been a director of the Company since July 1994. From 1957 until his retirement in 1988, Mr. Womack was with the international accounting firm of KPMG Peat Marwick where he most recently served as the managing partner of the firm's Lincoln, Nebraska office. Mr. Womack has a number of active investment interests, including banking, and serves on the board of directors of several privately owned companies.

Mr. Rothschild has been a director of the Company since October 1996 when BEA selected him as its designee on the Company's Board of Directors. Since January 1996, Mr. Rothschild has been the President and Chief Executive Officer of Maxager Technology, Inc., a developer of factory management software systems. Since August 1991, Mr. Rothschild has also been the President of The Bionomics Institute, an economic educational foundation.
Mr. Rothschild is the author of "Bionomics: Economy as Ecosystem" (Holt,
1990).  Previously, he was a consultant with The Boston Consulting Group.
Mr. Rothschild earned law and MBA degrees from Harvard University. He is also a founding director of CyberCash, Inc., a developer of secure payment systems for Internet commerce.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held a total of six meetings during 1996 and acted by unanimous written consent four times.

The Compensation Committee, which during 1996 was comprised of Dr. Howard and Messrs. Stathakis and Tull, met three times and acted by unanimous written consent one time during 1996. The Compensation Committee makes recommendations to the Board of Directors regarding salaries, bonuses, stock option grants and other compensation and benefits for directors, officers and employees.

The Executive Committee, which during 1996 was comprised of L. David Sikes, William G. Howard and George J. Stathakis, did not meet during 1996. The Executive Committee is currently comprised of Messrs. Sikes and Stathakis and Dr. Howard and acts as the liaison between the Company and legal counsel retained by the Company in connection with the filing by Oren L. Benton, a principal stockholder and former director of the Company, for protection under Chapter 11 of the United States Bankruptcy Code.

The Audit Committee, which during 1996 was comprised of Mr. Tull and Mr. Womack, met two times during 1996. The Audit Committee is currently comprised of Messrs. Tull and Womack. The Audit Committee recommends the engagement of independent auditors, reviews the scope of audits proposed by the independent auditor, reviews results of audit engagements and generally performs functions related to financial matters of the Company.

The Company does not have a nominating committee or any committee performing the functions thereof.

In 1996, Mr. Jones attended fewer than 75% of the total number of Board of Directors meetings, due to other business engagements on behalf of the Company.

COMPENSATION OF DIRECTORS. Directors other than Mr. Tull who are not officers of the Company are paid monthly fees of $1,000, plus $1,500 for each Board of Directors' meeting attended in person. Mr. Tull, as the Fund's designee on the Board, is not paid such director fees by the Company. Pursuant to the March 1989 Stock and Warrant Purchase Agreement between the Company and the Fund, any compensation payable by the Company to Mr. Tull as a director of the Company is required to be paid to the Fund rather than to Mr. Tull. Directors are also reimbursed for reasonable expenses for attending Board of Directors' meetings. Non-employee directors of the Company are eligible to be granted nonstatutory stock options under the Company's Amended and Restated 1986 Stock Option Plan, 1989 Nonstatutory Stock Option Plan and the 1995 Stock Option Plan.

In July 1995, Mr. Stathakis entered into a consulting agreement with the Company pursuant to which he agreed to perform consulting services for the Company until December 31, 1996 in consideration of $7,000 per month, plus travel expenses for travel at the Company's request. Pursuant to the terms of such consulting agreement, the Company has options to extend the term of the agreement for six additional periods of six months each. In December 1996, the Company exercised a six month extension to such agreement to perform consulting services for the Company through June 30, 1997.

During 1996, the Company paid to Mr. Stathakis $77,000 as payment for consulting fees and reimbursement for expenses owed to Mr. Stathakis in connection with consulting services performed by Mr. Stathakis for the benefit of the Company during 1996.

In April 1996, the Fund, in lieu of William G. Tull, was granted ten-year options under the Company's 1995 Stock Option Plan to purchase 20,000 shares of the Company's Common Stock at an exercise price of $6.63 per share, which option exercise price was equal to the reported closing price of the Company's Common Stock on The Nasdaq Stock Market on the date of such option grant.

                  EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of the Company, and certain information about them, are as follows:

Name                   Age   Position(s)
----                   ---   -----------
L. David Sikes         55    Chairman of the Board and Chief Executive Officer
Greg B. Jones          49    Director, President and Chief Operating Officer
Elliott M. Philofsky   55    Sr. Vice President and Chief Technical Officer
Richard L. Mohr        37    Executive Vice President and Chief Financial
                               Officer
Donald G. Carrigan     49    Vice President of Sales and Marketing

Officers are appointed by and serve at the discretion of the Board of Directors. Each officer was appointed for a term ending upon his death, resignation, removal or appointment and qualification of a successor. For information concerning Mr. Sikes and Mr. Jones, see "Nominees" above.

Dr. Philofsky joined the Company in July 1991 as Senior Vice President of Technology and was named Senior Vice President of Technology and Manufacturing in April 1995. In February 1996, Dr. Philofsky was named Senior Vice President and Chief Technical Officer. Dr. Philofsky has over 26 years of semiconductor industry experience. From July 1985 until January 1991,
Dr. Philofsky was employed by Tegal Corporation, a semiconductor equipment manufacturer, and most recently served as its President. Before his tenure at Tegal Corporation, Dr. Philofsky was employed by AVX Corporation where he served as Vice President of the Integrated Capacitor Division and as Vice President of Technology. During this time, he was deeply involved with the properties of titanates for bulk capacitor manufacturing. PZT is the ferroelectric titanate material used by Ramtron in its FRAM products. Prior to joining AVX Corporation, Dr. Philofsky was Director of Motorola's Semiconductor Research and Development Laboratory in Phoenix, Arizona, and spent ten years with Motorola in various scientific roles. Dr. Philofsky has published over 20 technical papers at international conferences and holds over 15 patents. Dr. Philofsky received his Bachelor of Science in Metallurgical Engineering from Carnegie Mellon University and his Master of Science and Doctor of Philosophy in Materials Science from Northwestern University.

Mr. Mohr joined the Company in January 1991 as Controller. In April 1994, he was named Vice President and Controller and served in that position until February 1995 when he was named Executive Vice President and Chief Financial Officer. Mr. Mohr is a certified public accountant and has over 14 years of professional finance experience including 10 years employed with high technology and manufacturing companies. From February 1987 until December 1990, Mr. Mohr was the Chief Financial Officer of Packaging Research Corporation, an equipment manufacturing company. Mr. Mohr received his Bachelor of Science in Accounting from Colorado State University and a Master of Business Administration in Accounting and Finance from Regis University.

Mr. Carrigan joined the Company in November 1989 as Sales Manager and in July 1990 was named Director of Marketing and Sales and held that position until October 1992, when he became Vice President of Sales. In January 1997, Mr. Carrigan was named Vice President of Sales and Marketing. Mr. Carrigan has over 24 years of semiconductor industry experience in research and development, design, operations, marketing and sales. Prior to joining the Company, Mr. Carrigan held various managerial and technical positions, including Vice President of Sales and Marketing for Information Storage Incorporated, an optical storage system venture between Eastman Kodak Co. and Kawasaki Steel. He also held positions as Product and Test Engineering Manager and Director of Marketing for INMOS Corporation; Design Manager for NCR Microelectronics; IC Design Engineer in the Corporate Research Labs of Texas Instruments; and Design Manager for SRAM's with the Advanced MOS Memory Division of Texas Instruments. Mr. Carrigan received his Bachelor of Science degree in Electrical Engineering from the University of Tennessee and a Master of Science degree in Electrical Engineering from Southern Methodist University.

                           COMMON STOCK OWNERSHIP OF
                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 15, 1997 by: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (ii) each of the Company's directors; (iii) each of the executive officers named in the Summary Compensation Table on page 10; and (iv) all current directors and executive officers of the Company as a group:

                                      Shares of Common Stock          Percent
Name of Beneficial Owner(1)             Beneficially Owned            of Class
---------------------------           ----------------------          --------
National Electrical Benefit Fund           12,534,661(2)                30.3%
1125 15th Street, N.W., Room 912
Washington, D.C.  20005

Oren L. Benton, Debtor-in-Possession        9,634,859(3)                24.1
Three Park Central, Suite 900
1515 Arapahoe Street
Denver, Colorado  80202

BEA Associates, Inc.                        6,162,342(4)                16.7
One Citicorp Center
153 East 53rd Street
New York, New York  10022

George J. Stathakis                           275,500(5)                 *

L. David Sikes                                171,250(6)                 *

Elliott M. Philofsky                           79,814(7)                 *

Richard L. Mohr                                48,802(8)                 *

Greg B. Jones                                  39,621(9)                 *

L.T. Womack                                    23,845(10)                *

William G. Howard                              10,000(11)                *

William G. Tull                                     0                    *

Michael L. Rothschild                               0                    *

Dennis R. Wilson(12)                                0                    *

All current directors and executive
officers as a group (10 persons)              700,298(13)                1.9
---------------

*    Less than one percent

(1) Such persons have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them, subject to community property laws where applicable, and the information contained in the footnotes to this table.

(2) Includes: (i) 8,193,399 shares of Common Stock owned by the Fund; (ii) 4,028,485 shares of Common Stock issuable upon exercise of the warrants held by the Fund; (iii) approximately 307,777 shares issuable as of March 15, 1997 upon conversion of a convertible promissory note dated August 31, 1995 made by the Company in favor of the Fund; and (iv) 5,000 shares issuable to the Fund pursuant to options which are exercisable or become exercisable within 60 days after March 15, 1997. Jack F. Moore and John M. Grau, as trustees of the Fund, share voting and dispositive powers as to such shares.

(3) Includes: (i) 6,219,795 shares of Common Stock owned directly, of which 1,239,793 shares are subject to a lien in favor of Westinghouse Inc.; 1,491,634 shares are subject to a lien in favor of China Nuclear Energy Industry Corporation; 1,406,633 shares are subject to a lien in favor of Union Bank of Switzerland; and 890,265 shares are subject to a lien in favor of the Washington Public Power Supply System; (ii) 453,848 shares of Common Stock held by a third party for Mr. Benton; and (iii) 2,961,216 shares of Common Stock issuable upon exercise of the warrants held by the Estate of Oren L. Benton (the "Benton Estate").

(4) In an Amendment No. 2 to Schedule 13G dated February 11, 1997, BEA reported shared voting and sole dispositive power as to these shares, which shares are held in discretionary accounts managed by BEA. Of such shares, 1,480,000, 1,370,310, 1,320,000, 800,000, 200,000, 200,000, 49,852, 29,912,
25,000 and 24,926 shares are owned by C.I. Global Equity RSP Fund,
Empire Partners, L.P., C.I. Global Fund, C.I. American Fund, C.I. International Balanced Fund, C.I. International Balanced RSP Fund, Robert P. Quinn, Essex Associates, Chanin & Company and JES Enterprises, respectively.

(5) Includes: (i) 5,500 shares of Common Stock owned directly; and (ii) 270,000 shares issuable to Mr. Stathakis pursuant to options which are exercisable or become exercisable within 60 days after March 15, 1997.

(6) Such shares are issuable to Mr. Sikes pursuant to options which are exercisable or become exercisable within 60 days after March 15, 1997.

(7) Includes: (i) 14,314 shares of Common Stock owned directly; and (ii) 65,500 shares issuable to Dr. Philofsky pursuant to options which are exercisable or become exercisable within 60 days after March 15, 1997.

(8) Includes: (i) 6,890 shares of Common Stock owned directly; and (ii) 41,912 shares issuable to Mr. Mohr pursuant to options which are exercisable or become exercisable within 60 days after March 15, 1997.

(9) Includes: (i) 8,371 shares of Common Stock owned directly; and (ii) 31,250 shares issuable to Mr. Jones pursuant to options which are exercisable or become exercisable within 60 days after March 15, 1997.

(10) Includes: (i) 13,845 shares of Common Stock owned directly; and (ii) 10,000 shares issuable to Mr. Womack pursuant to options which are exercisable or become exercisable within 60 days after March 15, 1997.

(11) Such shares of Common Stock are issuable to Dr. Howard pursuant to options which are exercisable or become exercisable within 60 days after March 15, 1997.

(12) Mr. Wilson became Vice President of FRAM Business in March 1995 and resigned from such position in February 1997. Mr. Wilson was employed by the Company in various non-executive officer positions from May 1987 until March 1995.

(13) Includes 639,037 shares of Common Stock issuable to current officers and directors pursuant to options which are exercisable or become exercisable within 60 days after March 15, 1997.

In February 1995, Mr. Benton filed for protection under Chapter 11 of the United States Bankruptcy Code. The resolution of Mr. Benton's bankruptcy case may result in the distribution to one or more third parties of all or a portion of the securities of the Company beneficially owned by the Benton Estate and therefore may result in a change in control of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's directors and officers and persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC"). The specific due dates for these reports have been established by the SEC, and the Company is required to report in this Proxy Statement any failure to file by the established dates. To the knowledge of the Company and based solely on a review of the Section 16(a) reports furnished to the Company during 1996: (i) Donald G. Carrigan, the Company's Vice President of Sales and Marketing, was delinquent in filing one Form 3 and (ii) Michael L. Rothschild, a director of the Company, was delinquent in filing one Form 3.

                EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain information for the three years ended December 31, 1996 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer during 1996 and each of the four other most highly compensated executive officers of the Company whose compensation during 1996 exceeded $100,000:

                                                              Long-Term
                                                          Compensation Awards
                                   Annual Compensation   ---------------------
Name and                           --------------------       Securities
Principal Position           Year  Salary($)   Bonus($)  Underlying Options(#)
------------------           ----  ---------   --------  ---------------------
L. David Sikes(1)            1996  $335,005    $100,000        50,000
  Chairman of the Board and  1995   273,643      50,000       258,750(2)
  Chief Executive Officer

Greg B. Jones(3)             1996   167,500     105,044       145,000
  President and Chief        1995   141,831      60,000        80,000(2)
  Operating Officer

Elliott M. Philofsky         1996   152,900     101,987        46,001
  Sr. Vice President         1995   145,500      50,000        53,999(2)
  and Chief Technical        1994   138,900         --         53,999(4)
  Officer

Richard L. Mohr(5)           1996   131,300      98,183       137,451
  Executive Vice President   1995   111,975      50,000        72,549(2)
  and Chief Financial Officer

Dennis R. Wilson(6)          1996   147,100     101,724       144,394
  Vice President of
  FRAM Business
---------------

(1) Mr. Sikes served as President and Chief Operating Officer from July 1992 until January 1995 and returned to the Company as Chairman of the Board and Chief Executive Officer in April 1995.

(2) Amounts shown for 1995 with respect to Messrs. Sikes, Jones, Philofsky and Mohr include options to purchase 258,750, 40,000, 53,999 and 42,549 shares, respectively, which were originally granted under the Company's 1989 Nonstatutory Stock Option Plan (the "1989 Plan") at various times between June 1992 and April 1995 and which were amended in July 1995 pursuant to the 1995 Debt Conversion Agreement solely to reduce the exercise prices thereof to $4.15 per share.

(3) Mr. Jones joined the Company in January 1995 and became President and Chief Operating Officer in February 1995.

(4) Amount shown for 1994 with respect to Dr. Philofsky includes options to purchase 46,999 shares which were originally granted in 1992 under the 1989 Plan and which were subsequently amended in July 1994 to reduce the exercise prices thereof and the number of shares subject thereto.

(5) Mr. Mohr became Executive Vice President and Chief Financial Officer in February 1995 and was employed by the Company in various non-executive officer positions from January 1991 until February 1995.

(6) Mr. Wilson became Vice President of FRAM Business in March 1995 and resigned from such position in February 1997. Mr. Wilson was employed by the Company in various non-executive officer positions from May 1987 until March 1995.

OPTION GRANTS IN 1996

The following table sets forth certain information concerning stock option grants in 1996 to each of the executive officers named in the Summary Compensation Table who received stock option grants in 1996.

                          Individual Grants
              ------------------------------------------
                  No. of                                  Potential Realizable
               Securities % of Total                        Value at Assumed
               Underlying  Options                       Annual Rates of Stock
                Options   Granted to  Exercise             Price Appreciation
                Granted   Employees    Price   Expiration  for Option Term(2)
Name              (#)     in 1996(1) ($/Share)    Date      5%($)     10%($)
----           ---------- ---------- --------- ---------- --------   ---------
L. David Sikes
                50,000(3)     1.9%     $6.50    04/18/06  $137,099   $432,701

Greg B. Jones
                45,000(3)     1.7       6.50    01/15/06   116,600    380,904
               100,000(4)     3.7       6.89    09/10/06   424,657  1,106,198

Elliott M. Philofsky
                46,001(3)     1.7       6.50    01/15/06   120,748    391,264

Richard L. Mohr
                37,451(3)     1.4       6.50    01/15/06    85,801    302,703
               100,000(4)     3.7       6.89    09/10/06   424,657  1,106,198

Dennis R. Wilson
                44,394(3)     1.6       6.50    01/15/06   114,183    374,627
               100,000(4)     3.7       6.89    09/10/06   424,657  1,106,198
---------------

(1) The Company granted options to purchase an aggregate of 2,700,917 shares to employees in 1996.

(2) Potential values are net of exercise price and before taxes payable in connection with the exercise of such options or the subsequent sale of shares acquired upon the exercise of such options. These values represent certain assumed rates of appreciation (i.e., 5% and 10% compounded annually over the term of such options) based on the Securities and Exchange Commission's rules. The actual values, if any, will depend upon, among other factors, the future performance of the Company's Common Stock, overall market conditions and the named officer's continued employment with the Company. Therefore, the potential values reflected in this table may not necessarily be achieved.

(3)  Such options were granted under the 1995 Stock Option Plan
(the "1995 Plan") and vest and become exercisable in four equal annual installments commencing one year following the grant date. The exercise price per share of such options is equal to the reported closing price of the Company's Common Stock on The Nasdaq Stock Market on the date of grant.

(4) Such options were granted under the 1995 Plan and vest and become exercisable in four equal annual installments commencing one year following the grant date. The exercise price per share of such options is 95% of the reported closing price of the Company's Common Stock on The Nasdaq Stock Market on the date of grant.

AGGREGATED OPTIONS EXERCISED IN 1996 AND OPTION VALUES AT DECEMBER 31, 1996

The following table sets forth the aggregate number of options held as of the end of 1996 by the executive officers named in the Summary Compensation Table. None of the executive officers named in the Summary Compensation Table exercised options during 1996.

                         Number of Securities          Value of Unexercised
                   Underlying Unexercised Options      In-the-Money Options
                           at 12/31/96(#)                at 12/31/96($)*
                   ------------------------------   --------------------------
Name                 Exercisable  Unexercisable     Exercisable  Unexercisable
----                 -----------  -------------     -----------  -------------
L. David Sikes         108,750       200,000          $293,688     $277,500

Greg B. Jones           10,000       175,000            18,500       55,500

Elliott M. Philofsky    53,999        46,001            99,898            0

Richard L. Mohr         27,549       152,451            50,966       14,998

Dennis R. Wilson        42,107       144,394           112,355            0
---------------

* Represents the difference between the closing price of the Company's Common Stock on December 31, 1996 as reported on The Nasdaq Stock Market (i.e., $6.00 per share) and the exercise price of such options.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

SIKES EMPLOYMENT AGREEMENT. In March 1995, the Company entered into a three-year employment agreement, effective on April 1, 1995, with Mr. Sikes in connection with his becoming the Company's Chief Executive Officer and Chairman of the Board. Mr. Sikes received an annual salary of $335,000 under such employment agreement in 1996. The agreement provides that if the Company terminates Mr. Sikes' employment during the term of the agreement for any reason other than for cause, the Company will be obligated to pay him his annual salary for the remainder of the three-year term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Company's Compensation Committee during 1996 were George J. Stathakis, William G. Tull and William G. Howard. There were no executive officers or employees of the Company that were members of the Company's Compensation Committee during 1996.

TRANSACTIONS INVOLVING GEORGE J. STATHAKIS. In July 1995, Mr. Stathakis entered into a consulting agreement with the Company pursuant to which he agreed to perform consulting services for the Company until December 31, 1996 in consideration of $7,000 per month. Pursuant to the terms of such consulting agreement, the Company has options to extend the term of the agreement for six additional periods of six months each. In December 1996, the Company exercised a six month extension to such agreement to perform consulting services for the Company through June 30, 1997.

During 1996, the Company paid to Mr. Stathakis $77,000 as payment for consulting fees and reimbursement for expenses owed to Mr. Stathakis in connection with consulting services performed by Mr. Stathakis for the benefit of the Company during 1996.

The following Board of Directors Report on Executive Compensation and the Performance Graph on page 16 shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

                               BOARD OF DIRECTORS
                        REPORT ON EXECUTIVE COMPENSATION

In 1996, the Board of Directors was responsible for determining and approving the annual compensation to be paid and the benefits to be provided to the Company's executive officers and for administering the Company's Amended and Restated 1986 Stock Option Plan, the 1989 Nonstatutory Stock Option Plan and the 1995 Stock Option Plan. The Company's compensation program is designed to attract, retain and motivate qualified executive officers who the Company believes will contribute to its long-term success. The Company's compensation program is comprised primarily of annual base salaries and stock option grants. In addition, executive officers receive group life insurance and health benefits as part of their overall compensation. The Board considers each component of compensation within the context of the entire officer compensation program in making its determination.

The Compensation Committee of the Board of Directors makes recommendations to the Board of Directors regarding salaries, bonuses, stock option grants and other compensation and benefits for directors, officers and employees.

ANNUAL BASE SALARIES. The Board of Directors reviews and approves the annual base salaries of all executive officers (including the Chief Executive Officer). In determining annual base salaries, the Board collects and analyzes base salary information from competitors in its industry and uses that information as the basis for comparing the base salaries of the Company's executive officers to the amounts paid to executive officers with comparable qualifications, experience and responsibilities in businesses similar to the Company's business. The Board also considers both subjective and objective factors, including, among others, an officer's responsibilities, experience and qualifications, job performance, contributions and length of service to the Company, and the Company's financial results and condition. The Board increased the annual base salary of Mr. Sikes, the Company's Chairman and Chief Executive Officer, by approximately 6% in 1996 to $335,000.

The Board also increased the base salaries of its other executive officers in 1996 by an average of approximately 12% over 1995 base salary levels in recognition of such officers' performance and contributions made in 1995. Such salary increases made to executive officers (and other key personnel) were also pursuant to a salary survey conducted at the request of the Company's Compensation Committee in an attempt to make the base salaries of these individuals competitive with similar types of positions in the industry or comparable industries in which the Company competes and does business.

BONUSES. The Board approved a one-time cash bonus to Mr. Sikes, the Company's Chairman and Chief Executive Officer, of $100,000 during 1996 in recognition of Mr. Sikes' contributions to the Company during 1995 regarding operational, financial and legal issues and requirements created subsequent to and resulting from the filing for personal bankruptcy by Oren L. Benton, one of the Company's principal stockholders and historically a primary source of financing. The executive officers of the Company received bonuses pursuant to the Company's Incentive Program. See "Summary Compensation Table" above.

The Incentive Program was adopted by the Company's Board of Directors in May 1995 and the Company's stockholders approved such program in December 1995. The purpose of the Incentive Program was to retain and motivate employees of the Company in order to ensure the growth and success of the Company. The Incentive Program called for the award of bonuses payable in cash or the Company's Common Stock in December 1996 to eligible employees of the Company. Mr. Sikes, the Company's Chairman and Chief Executive Officer was not eligible to receive a bonus pursuant to the Incentive Program. Under the Incentive Program, on October 25, 1996, the Company would establish an employee bonus pool which totaled $1,502,769. On December 2, 1996, the Company would distribute to eligible employees of the Company all of the funds in the bonus pool. Employees eligible to receive a distribution (69 employees) could elect to receive their distribution either in cash or in Common Stock of the Company. If an employee elected to receive his or her distribution in Common Stock, the number of shares distributed to the employee would be equal to the total cash value of the employee's distribution divided by $3.50, which amount approximated the last reported sale price for the Company's Common Stock as reported on The Nasdaq Stock Market on April 26, 1995. On December 2, 1996, all employees eligible to receive a distribution pursuant to the Incentive Program, including all executive officers of the Company, elected to receive their distribution in Common Stock of the Company. The Incentive Program terminated on December 2, 1996 after the distribution thereunder had been made.

STOCK OPTIONS. Options to purchase the Company's Common Stock have historically been and continue to be a key component of the Company's compensation program. The Board of Directors views the grant of stock options as a valuable incentive that serves to attract, retain and motivate executive officers and other key employees, as well as to align their interest more closely with the Company's goal of enhancing stockholder value. The Compensation Committee reviews and considers recommendations by the Company's Chief Executive Officer (other than for himself) with regard to the grant of stock options to executive officers and other key employees, and then makes recommendations to the Board of Directors. In determining the size, frequency and other terms of an option grant to an executive officer, the Compensation Committee and the Board consider a number of factors, including, among others, such officer's position, responsibilities, job performance, prior option grants, contributions and length of service to the Company and the value of his or her vested and unvested previously granted stock options, if any.

Options generally vest in annual installments over two to four years as long as the optionee remains an employee of the Company and, therefore, encourages an optionee to remain in the employ of the Company. In 1996, options to purchase an aggregate of 522,846 shares of Common Stock were granted to all executive officers as a group and represented approximately 19% of all options granted to the Company's employees in 1996. Information concerning options granted during 1996 to executive officers is provided in the table entitled "Option Grants in 1996" above.

COMPENSATION OF CHIEF EXECUTIVE OFFICER. The Board of Directors generally considers the same factors in determining the Chief Executive Officer's compensation as it considers with respect to the Company's other executive officers including both subjective and objective factors. Although L. David Sikes, the Company's Chief Executive Officer, is a member of the Company's Board of Directors, he did not participate in any discussions or decisions of the Board regarding the setting of his compensation for 1996. During 1996, Mr. Sikes' compensation consisted of base salary at the annual rate of approximately $335,000, a cash bonus of $100,000, and the granting of new stock options to purchase 50,000 shares of the Company's Common Stock.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a publicly held corporation such as the Company will not be allowed a federal income tax deduction for compensation paid to the executive officers named in the Summary Compensation Table to the extent that compensation (including stock-based compensation) paid to a particular officer exceeds $1 million in any fiscal year unless such compensation was based on performance goals or paid under a written contract that was in effect on February 17, 1993. Qualifying performance-based compensation (including compensation attributable to the exercise of stock options) will not be subject to the deductibility limitation if certain conditions are met. The Company expects that compensation attributable to the exercise of stock options will qualify for the exception for qualifying performance-based compensation and that such compensation will not, therefore, count toward the $1 million limit. Based upon the Company's current compensation plans and policies and the regulation under Section 162(m), it appears that the compensation to be paid to the Company's executive officers for 1997 will not exceed the $1 million limitation per officer.

                                                         L. David Sikes
                                                         Greg B. Jones
                                                         William G. Howard
                                                         George J. Stathakis
                                                         William G. Tull
                                                         L. T. Womack
                                                         Michael L. Rothschild

                             PERFORMANCE GRAPH

The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the S&P Electronics (Semiconductors) Index and the S&P 500 Composite Index for the period commencing January 1, 1992 and ending December 31, 1996. Because the Company's Common Stock has been quoted on The Nasdaq Stock Market only since February 1993, there is no independent market price for the Company's Common Stock prior to that date. The Company has used the prices at which its Common Stock was sold in private transactions, or the per share exercise price at which stock options were granted, between January 1990 and February 1993 as the "market price" for the Company's Common Stock during that time period. There can be no assurance that the prices selected by the Company for that period in the following graph represent the fair market value of the shares during the period or would correspond to the market value of such shares if such shares had been actively traded in any public market during the period.

In preparing the following graph, it was assumed that $100 was invested on January 1, 1992 in each of the Company's Common Stock, the S&P Electronics (Semiconductors) Index and the S&P 500 Composite Index with all dividends, if any, reinvested.

The historic stock price performance presented in the following chart is not necessarily indicative of future stock performance.

             Comparison of Five-Year Cumulative Total Return Among
 Ramtron International Corporation, the S&P Electronics (Semiconductors) Index
                      and the S&P 500 Composite Index

                     Jan. 1,  Dec. 31,  Dec. 31,  Dec. 30,  Dec. 29,  Dec. 31,
                      1992      1992      1993      1994      1995      1996
                    --------  --------  --------  --------  --------  --------
Ramtron
  International
  Corporation         $100     $ 70.00   $ 56.29   $ 35.71   $ 46.43   $ 42.86
S&P Electronics
  (Semiconductors)
  Index                100      163.48    251.82    294.37    399.79    719.89
S&P 500 Composite
  Index                100      107.64    118.50    120.06    165.18    203.11

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following are certain transactions entered into between the Company and its officers, directors and principal stockholders or their affiliates since January 1, 1996.

TRANSACTIONS INVOLVING GEORGE J. STATHAKIS

See "Compensation Committee Interlocks and Insider Participation-Transactions Involving George J. Stathakis."

TRANSACTIONS INVOLVING THE NATIONAL ELECTRICAL BENEFIT FUND

Pursuant to a Stock and Warrant Purchase Agreement dated March 13, 1989 between the Company and the Fund, as amended by Amendment No. 1 thereto dated June 29, 1989 (the "1989 Fund Purchase Agreement"), the Company agreed to pay to the Fund, for as long as the Fund owns at least 5% of the outstanding shares of the Company's common stock, a reasonable monthly consulting fee of not more than $5,000 and to reimburse the Fund for all out-of-pocket expenses incurred in monitoring the Fund's investment in the Company. During 1996, the Company was obligated to pay to the Fund approximately $60,000 in payment of such fees and expenses, of which no payments were made during 1996.

In April 1996, the Company granted to the Fund options to purchase 20,000 shares of the Company's common stock at the fair market value at the date of such grant. The grant of these options to the Fund was in lieu of Mr. Tull, the Fund's board representative, receiving these options in recognition of the services he has performed on the Company's behalf.

     PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed Arthur Andersen LLP, independent auditors, to audit the Company's consolidated financial statements for the year ending December 31, 1997. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITORS NAMED ABOVE.


                                OTHER MATTERS

The Company currently knows of no matters to be submitted at the Annual Meeting other than those described herein. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, RAMTRON INTERNATIONAL CORPORATION, 1850 RAMTRON
DRIVE, COLORADO SPRINGS, COLORADO 80921.

PROXY                                                                    PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                       RAMTRON INTERNATIONAL CORPORATION

                      1997 Annual Meeting of Stockholders

The undersigned stockholder(s) of Ramtron International Corporation, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated
April 21, 1997, and hereby appoints L. David Sikes and Greg B. Jones, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held May 29, 1997, at 10:30 a.m., Mountain Standard Time, at the Red Lion Hotel, 1775 East Cheyenne Mountain Boulevard, Colorado Springs, Colorado 80906, and at any adjournment(s) thereof, and to vote all shares of Common Stock to which the undersigned would be entitled, if then and there personally present, on the matters set forth on reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

DO NOT FOLD, STAPLE OR MUTILATE.

                       (To be Signed on Reverse Side)
                                                              SEE REVERSE SIDE

                        RAMTRON INTERNATIONAL CORPORATION
             PLEASE MARK VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.
                                     ( X )

1.  ELECTION OF DIRECTORS:

Nominees:  L. David Sikes; Greg B. Jones; William G. Howard; George J.
           Stathakis; William G. Tull; L. T. Womack; Michael L. Rothschild

                       FOR           WITHHELD
                       ALL           FROM ALL
                     NOMINEES        NOMINEES
                      (    )          (    )

    FOR, except vote withheld from the following nominee(s):

      (    )------------------------------------------------------------------
                                List Nominees(s)

2.  APPOINTMENT OF INDEPENDENT AUDITORS:

To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1997, as described in the Proxy Statement.

                   FOR          AGAINST          ABSTAIN
                 (     )        (     )          (     )

3. OTHER BUSINESS: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorney-in-fact hereunder.

                                              Dated
                                                   --------------------- 1997

Signature(s)
            ------------------------------------------------------------------

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

==============================================================================
                                           BY ORDER OF THE BOARD OF DIRECTORS

                                           /S/ Richard L. Mohr
                                           -------------------
                                           Richard L. Mohr
                                           Secretary

Colorado Springs, Colorado
April 21, 1997